EXHIBIT 10.19

                         OFFICER INCENTIVE COMPENSATION

Phillip A. Staden, shall receive additional compensation as a participant in the "1999 Officers Incentive Compensation Plan" which plan is defined as follows:

*Incentive compensation in the form of a cash bonus shall be paid based on consolidated audited pre-tax earnings, which for the purpose of this plan, will be pre-tax earnings as determined in accordance with generally accepted accounting principles and shall be net of a deduction for a provision for officers incentive compensation to be paid under this plan.

*Total incentive compensation shall be calculated as follows:
         Incentive compensation for, Phillip A. Staden, shall equal five percent (5%) of consolidated pre-tax earnings in excess of eight percent (8%) of consolidated stockholders' equity fiscal year end. The incentive is subject to a maximum of fifty percent (50%) of compensation.